HALE AND DORR LLP
                               COUNSELORS AT LAW

                                  haledorr.com

                                       April 30, 2003

Standish, Ayer & Wood Investment Trust
Mellon Financial Center
One Boston Place
Boston, Massachusetts 02108

        Re: Post-Effective Amendment No. 109 to the Registration Statement on Form N-1A (File Nos. 33-8214 and 811-4813)

Ladies and Gentlemen:

      As counsel to Standish, Ayer & Wood Investment Trust (the "Trust"), we have reviewed the above-referenced Post-Effective Amendment to the Trust's Registration Statement for filing with the Securities and Exchange Commission. We hereby represent, pursuant to Rule 485(e) under the Securities Act of 1933, as amended, that said Post-Effective Amendment does not in our view contain disclosure that would make it ineligible to become effective pursuant to paragraph (b) of said Rule 485.

      We understand that the Trust is currently in the process of registering or qualifying its shares in various states. We hereby consent to your filing this letter with the securities administrators for such states and with the Securities and Exchange Commission as part of or together with the Trust's Registration Statement on Form N-1A. Except as provided in this paragraph, this letter may not be relied upon by, or filed with, any other parties or for any other purpose.

                                        Very truly yours,

                                        /s/ Hale and Dorr LLP
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                                        Hale and Dorr LLP